EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases Third-Quarter Results
Reinvention drives increased profitability despite a challenging quarter for equipment sales; pending acquisition of ITsavvy to improve revenue mix from higher growth businesses

Financial Summary
Q3 2024
•Revenue of $1.53 billion, down 7.5 percent, or 7.3 percent in constant currency.
•GAAP net (loss) of $(1.2) billion, or $(9.71) per share, a decrease of $1.3 billion or $9.99 per share, year-over-year, respectively. This quarter includes an after-tax non-cash goodwill impairment charge of $1.0 billion, or $8.16 per share and a charge to tax expense related to the establishment of a valuation allowance of $161 million, or $1.29 per share.
•Adjusted net income of $34 million, or $0.25 per share, down $43 million or $0.21 per share, year-over-year, respectively.
•Adjusted operating margin of 5.2 percent, up 110 basis points year-over-year.
•Operating cash flow of $116 million, down $8 million year-over-year.
•Free cash flow of $107 million, down $5 million year-over-year.
•Lowered 2024 revenue guidance to a decline of around 10% in constant currency, adjusted operating margin guidance to around 5.0%, and free cash flow guidance to a range of $450 to $500 million.

NORWALK, Conn., Oct. 29, 2024 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2024 third-quarter results.

"While equipment revenue fell short of expectations, we continue to see steady progress from Reinvention initiatives taken to date. Adjusted operating income and margin grew year-over-year, and the pending acquisition of ITsavvy will improve Xerox's value proposition with clients, as well as the mix of revenue from growing businesses,” said Steve Bandrowczak, chief executive officer at Xerox. “Q3 results demonstrate no single quarter or performance metric in isolation defines our Reinvention. Operational improvements and enterprise-wide efficiencies are driving services signings momentum, improved decision-making and a sustainably lower cost base. These gains give us confidence Reinvention will enable long-term profitable growth as we continue this multi-year journey."
Third-Quarter Key Financial Results

(in millions, except per share data)	Q3 2024	Q3 2023	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,528	$1,652	$(124)	(7.5)% AC (7.3)% CC1
Gross Margin	32.4%	32.4%	—
RD&E %	2.9%	3.1%	20 bps
SAG %	24.2%	25.2%	100 bps
Pre-Tax (Loss) Income[2]	$(1,087)	$64	$(1,151)	NM
Pre-Tax (Loss) Income Margin[2]	(71.1)%	3.9%	NM
Operating Income - Adjusted[1]	$80	$68	$12	17.6%
Operating Income Margin - Adjusted[1]	5.2%	4.1%	110 bps
GAAP Diluted (Loss) Earnings per Share[2]	$(9.71)	$0.28	$(9.99)	NM
Diluted Earnings Per Share - Adjusted[1]	$0.25	$0.46	$(0.21)	(45.7)%

Third-Quarter Segment Results

(in millions)	Q3 2024	Q3 2023	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,457	$1,575	$(118)	(7.5)%
XFS	88	98	(10)	(10.2)%
Intersegment Elimination[3]	(17)	(21)	4	(19.0)%
Total Revenue	$1,528	$1,652	$(124)	(7.5)%
Profit
Print and Other	$67	$64	$3	4.7%
XFS	13	4	9	225.0%
Total Profit	$80	$68	$12	17.6%
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1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
2.Third quarter 2024 Pre-Tax (Loss) and EPS include a pre-tax non-cash goodwill impairment charge of approximately $1.1 billion, and approximately $1.0 billion after-tax, respectively, or $8.16 per diluted share. EPS includes a tax expense charge of $161 million, or $1.29 per share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. This adjustment was excluded due to its unique nature and significant impact which is not considered part of our core operations.
3.Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.

2024 Guidance Update
•Revenue: from a decline of 5% to 6% in constant currency1 to a decline of around 10% in constant currency 1
•Adjusted 1 Operating Margin: from at least 6.5% to around 5.0%
•Free cash flow1: from at least $550 million to a range of $450 to $500 million

2024 guidance excludes any impact from the pending acquisition of ITsavvy. Revenue guidance was lowered to reflect additional reductions in non-strategic revenue and lower-than-expected equipment sales. Adjusted 1 operating income margin guidance was lowered primarily to reflect the reduction in revenue guidance. Free cash flow1 guidance was lowered to reflect the after-tax impact of lower adjusted 1 operating income margin guidance.

Due to lower-than-expected revenue in 2024, we no longer expect to grow adjusted 1 operating income $300 million above 2023 levels by 2026. However, we continue to expect growth in adjusted1 operating income and a return to double-digit adjusted1 operating income margin over the course of our Reinvention.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 EPS, which excludes the Goodwill impairment charge and a tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, as well as Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted 1 operating income and margin, which exclude the EPS adjustments noted above, except the tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, as well as the remainder of Other expenses, net from pre-tax (loss) income and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow 1, which is operating cash flow less capital expenditures.
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1 Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2024	2023	2024	2023
Revenues
Sales	$588	$644	$1,722	$1,999
Services, maintenance and rentals	902	962	2,768	2,975
Financing	38	46	118	147
Total Revenues	1,528	1,652	4,608	5,121
Costs and Expenses
Cost of sales	390	435	1,117	1,312
Cost of services, maintenance and rentals	617	651	1,951	1,987
Cost of financing	26	30	82	100
Research, development and engineering expenses	45	52	144	173
Selling, administrative and general expenses	370	416	1,160	1,256
Goodwill impairment	1,058	—	1,058	—
Restructuring and related costs, net	56	10	107	35
Amortization of intangible assets	10	12	30	33
Divestitures	—	—	51	—
PARC Donation	—	—	—	132
Other expenses, net	43	(18)	120	33
Total Costs and Expenses	2,615	1,588	5,820	5,061
(Loss) Income before Income Taxes(1)	(1,087)	64	(1,212)	60
Income tax expense	118	15	88	1
Net (Loss) Income	(1,205)	49	(1,300)	59
Less: Preferred stock dividends, net	(4)	(4)	(11)	(11)
Net (Loss) Income attributable to Common Shareholders	$(1,209)	$45	$(1,311)	$48

Basic (Loss) Earnings per Share	$(9.71)	$0.29	$(10.55)	$0.31
Diluted (Loss) Earnings per Share	$(9.71)	$0.28	$(10.55)	$0.30
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(1) Referred to as “Pre-tax (loss) income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Net (Loss) Income	$(1,205)	$49	$(1,300)	$59

Other Comprehensive Income (Loss), Net
Translation adjustments, net	192	(123)	140	19
Unrealized gains, net	5	1	4	—
Changes in defined benefit plans, net	(24)	55	18	14
Other Comprehensive Income (Loss), Net	173	(67)	162	33

Comprehensive (Loss) Income, Net	$(1,032)	$(18)	$(1,138)	$92

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$521	$519
Accounts receivable (net of allowance of $71 and $64, respectively)	821	850
Billed portion of finance receivables (net of allowance of $3 and $4, respectively)	50	71
Finance receivables, net	664	842
Inventories	732	661
Other current assets	223	234
Total current assets	3,011	3,177
Finance receivables due after one year (net of allowance of $68 and $88, respectively)	1,275	1,597
Equipment on operating leases, net	255	265
Land, buildings and equipment, net	225	266
Intangible assets, net	149	177
Goodwill, net	1,709	2,747
Deferred tax assets	635	745
Other long-term assets	1,063	1,034
Total Assets	$8,322	$10,008
Liabilities and Equity
Short-term debt and current portion of long-term debt	$519	$567
Accounts payable	895	1,044
Accrued compensation and benefits costs	227	306
Accrued expenses and other current liabilities	752	862
Total current liabilities	2,393	2,779
Long-term debt	2,752	2,710
Pension and other benefit liabilities	1,126	1,216
Post-retirement medical benefits	166	171
Other long-term liabilities	354	360
Total Liabilities	6,791	7,236

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	124	123
Additional paid-in capital	1,123	1,114
Retained earnings	3,570	4,977
Accumulated other comprehensive loss	(3,514)	(3,676)
Xerox Holdings shareholders’ equity	1,303	2,538
Noncontrolling interests	4	10
Total Equity	1,307	2,548
Total Liabilities and Equity	$8,322	$10,008

Shares of Common Stock Issued and Outstanding	124,363	123,144

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Cash Flows from Operating Activities
Net (Loss) Income	$(1,205)	$49	$(1,300)	$59

Adjustments to reconcile Net (loss) income to Net cash provided by operating activities
Depreciation and amortization	59	63	177	189
Provisions	13	16	92	37
Net gain on sales of businesses and assets	(2)	(35)	(3)	(37)
Divestitures	—	—	51	—
PARC Donation	—	—	—	132
Stock-based compensation	9	12	38	40
Goodwill impairment	1,058	—	1,058	—
Restructuring and asset impairment charges	46	11	80	25
Payments for restructurings	(11)	(9)	(58)	(23)
Non-service retirement-related costs	25	4	74	14
Contributions to retirement plans	(56)	(43)	(114)	(75)
Decrease (increase) in accounts receivable and billed portion of finance receivables	50	(11)	18	(47)
Decrease (increase) in inventories	12	38	(136)	50
Increase in equipment on operating leases	(28)	(32)	(78)	(109)
Decrease in finance receivables	97	83	496	490
Decrease (increase) in other current and long-term assets	2	(23)	16	(8)
Decrease in accounts payable	(55)	—	(143)	(290)
Increase (decrease) in accrued compensation	15	23	(78)	16
Decrease in other current and long-term liabilities	(31)	(20)	(83)	(159)
Net change in income tax assets and liabilities	108	(7)	44	(24)
Net change in derivative assets and liabilities	3	(6)	9	16
Other operating, net	7	11	—	1
Net cash provided by operating activities	116	124	160	297
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(9)	(12)	(27)	(27)
Proceeds from sales of businesses and assets	8	37	27	40
Acquisitions, net of cash acquired	—	—	—	(7)
Other investing, net	(6)	—	(26)	(3)
Net cash (used in) provided by investing activities	(7)	25	(26)	3
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(42)	495	(7)	(131)
Purchases of capped calls	—	—	(23)	—
Dividends	(36)	(43)	(107)	(131)
Payments to acquire treasury stock, including fees	—	(544)	(3)	(544)
Other financing, net	4	(2)	(9)	(13)
Net cash used in financing activities	(74)	(94)	(149)	(819)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(7)	(12)	(3)
Increase (decrease) in cash, cash equivalents and restricted cash	39	48	(27)	(522)
Cash, cash equivalents and restricted cash at beginning of period	551	569	617	1,139
Cash, Cash Equivalents and Restricted Cash at End of Period	$590	$617	$590	$617

Third Quarter 2024 Overview
In the third quarter of 2024, the benefits of Reinvention drove improved financial results, albeit at a slower pace than expected. Third quarter 2024 included a second consecutive period of moderating revenue declines, year over year improvements in adjusted1 operating income and income margin, and more than 100 percent free cash flow conversion from adjusted1 operating income. Further, the pending acquisition of ITsavvy is expected to improve our mix of revenue from complementary, value-added businesses with higher underlying rates of revenue growth.
Equipment sales of $339 million in the third quarter 2024 declined 12.2% in actual and constant currency1, as compared to the third quarter 2023. The effects of fluctuations in backlog2 in the prior and current years and other Reinvention actions drove approximately 4.0-percentage points of the year-over-year decline. The remainder of the decline primarily reflects the delayed global launch of two new products, lower-than-expected improvements in sales force productivity, delays in the timing of installations associated with Hurricane Helene, unfavorable mix, and a large Production equipment sale in the prior year. Total equipment installations increased approximately 17.0% year-over-year, due to growth in entry level equipment.
Post-sale revenue of $1.2 billion declined 6.1% in actual currency, or 5.7% in constant currency1, as compared to third quarter 2023. The decline was primarily due to lower outsourcing and service revenue, intentional reductions in non-strategic revenue, and the effects of geographic simplification. Excluding non-strategic effects, post sale revenue decreased low-single digits.
Pre-tax loss of approximately $1.1 billion for the third quarter 2024 decreased by approximately $1.2 billion as compared to pre-tax income of $64 million in the third quarter 2023. Third quarter 2024 includes a pre-tax, non-cash goodwill impairment charge of $1.1 billion ($1.0 billion after-tax) or $8.16 per share. As a result of a sustained market capitalization below our book value and current results, in the third quarter 2024 we performed a quantitative assessment of Goodwill. Although operating results and related cash flows are expected to sequentially improve in the fourth quarter 2024, and in 2025, we see greater risk to our previous outlooks and estimates, at least in the near term. This impact and the resulting effect on discounted future cash flows, continues to negatively impact the Company’s valuation resulting in the goodwill impairment charge for the third quarter 2024. The decrease associated with this charge was partially offset by an increase in adjusted1 operating income.
Adjusted1 operating income increased by $12 million as compared to third quarter 2023, reflecting lower Selling, administrative and general expenses associated with actions taken to simplify our organization, partially offset by lower equipment and post sale revenue and associated gross profits.
Revenue guidance was reduced from a decline of 5% to 6% in constant currency¹ to a decline of about 10% in constant currency¹, reflecting the incremental effects of intentional reductions in non-strategic revenue and lower equipment revenue associated with the delayed global launch of two new products and lower-than-expected improvements in sales force productivity.
The reduction in adjusted1 operating income guidance, from at least 6.5% to around 5.0%, reflects the effects of gross profit declines associated with the decline in revenue guidance, and to a lesser extent, delays in the implementation of certain cost reduction initiatives to 2025.
Free cash flow1 guidance was reduced from at least $550 million to a range of $450 million to $500 million, reflecting the after-tax effects of the reduction in adjusted1 operating income guidance.
Due to lower-than-expected revenue in 2024, we no longer expect to grow adjusted1 operating income $300 million above 2023 levels by 2026. However, we continue to expect growth in adjusted1 operating income and a return to double-digit adjusted1 operating income margin over the course of our Reinvention.
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(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings.

Financial Review
Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Equipment sales	$339	$386	(12.2)%	(12.2)%	22%	23%
Post sale revenue	1,189	1,266	(6.1)%	(5.7)%	78%	77%
Total Revenue	$1,528	$1,652	(7.5)%	(7.3)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$588	$644	(8.7)%	(8.3)%
Less: Supplies, paper and other sales	(249)	(258)	(3.5)%	(2.3)%
Equipment Sales	$339	$386	(12.2)%	(12.2)%

Services, maintenance and rentals	$902	$962	(6.2)%	(6.1)%
Add: Supplies, paper and other sales	249	258	(3.5)%	(2.3)%
Add: Financing	38	46	(17.4)%	(17.6)%
Post Sale Revenue	$1,189	$1,266	(6.1)%	(5.7)%

Segments
Print and Other	$1,457	$1,575	(7.5)%		95%	95%
XFS	88	98	(10.2)%		6%	6%
Intersegment elimination (1)	(17)	(21)	(19.0)%		(1)%	(1)%
Total Revenue(2)	$1,528	$1,652	(7.5)%		100%	100%
`______________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects revenue, primarily commissions and other payments made by the XFS segment, to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2024	2023	B/(W)
Gross Profit	$495	$536	$(41)
RD&E	45	52	7
SAG	370	416	46

Equipment Gross Margin	28.5%	31.0%	(2.5)	pts.
Post sale Gross Margin	33.5%	32.9%	0.6	pts.
Total Gross Margin	32.4%	32.4%	—	pts.
RD&E as a % of Revenue	2.9%	3.1%	0.2	pts.
SAG as a % of Revenue	24.2%	25.2%	1.0	pts.

Pre-tax (Loss) Income	$(1,087)	$64	$(1,151)
Pre-tax (Loss) Income Margin	(71.1)%	3.9%	(75.0)	pts.

Adjusted(1) Operating Income	$80	$68	$12
Adjusted(1) Operating Income Margin	5.2%	4.1%	1.1	pts.
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(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2024	2023
Non-financing interest expense	$31	$14
Interest income	(3)	(3)
Non-service retirement-related costs	25	4
Gains on sales of business and assets	(2)	(35)
Currency losses, net	2	6
Tax Indemnification - Conduent	—	(7)
Transaction and related costs, net	(15)	—
All other expenses, net	5	3
Other expenses, net	$43	$(18)

Segment Review

	Three Months Ended September 30,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2024
Print and Other	$1,440	$17	$1,457	94%	$67	4.7%
XFS	88	—	88	6%	13	14.8%
Total	$1,528	$17	$1,545	100%	$80	5.2%

2023
Print and Other	$1,554	$21	$1,575	94%	$64	4.1%
XFS	98	—	98	6%	4	4.1%
Total	$1,652	$21	$1,673	100%	$68	4.1%
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(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended September 30,
(in millions)	2024	2023	% Change
Equipment sales	$335	$381	(12.1)%
Post sale revenue	1,105	1,173	(5.8)%
Intersegment revenue (1)	17	21	(19.0)%
Total Print and Other Revenue	$1,457	$1,575	(7.5)%
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(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Entry	$53	$56	(5.4)%	(4.4)%	16%	15%
Mid-range	224	260	(13.8)%	(13.4)%	66%	67%
High-end	57	67	(14.9)%	(15.1)%	17%	17%
Other	5	3	66.7%	66.7%	1%	1%
Equipment Sales (1),(2)	$339	$386	(12.2)%	(12.2)%	100%	100%

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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.
(2)Includes equipment sales related to the XFS segment of $4 million and $5 million for the third quarter 2024 and 2023, respectively.

Xerox Financial Services
Xerox Financial Services (XFS), represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended September 30,
(in millions)	2024	2023	% Change
Equipment sales	$4	$5	(20.0)%
Financing	38	46	(17.4)%
Other Post sale revenue (1)	46	47	(2.1)%
Total XFS Revenue	$88	$98	(10.2)%
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(1)Other Post sale revenue includes lease renewal and fee income as well as gains, commissions and servicing revenue associated with sold finance receivables.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the third quarter 2024 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Goodwill impairment
•Tax Indemnification - Conduent
•Deferred Tax Asset Valuation Allowance
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.

Adjusted Net Income and EPS reconciliation

	Three Months Ended September 30,
	2024		2023
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net Income	Diluted EPS
Reported(1)	$(1,205)	$(9.71)	$49	$0.28
Adjustments:
Goodwill impairment	1,058		—
Restructuring and related costs, net	56		10
Amortization of intangible assets	10		12
Non-service retirement-related costs	25		4
Transaction and related costs, net	(15)		—
Tax Indemnification - Conduent	—		(7)
Deferred tax asset valuation allowance	161
Income tax (benefit) on Goodwill impairment	(43)		—
Income tax on adjustments(2)	(13)		9
Adjusted	$34	$0.25	$77	$0.46

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$4
Weighted average shares for adjusted EPS(3)		126		159
Fully diluted shares at end of period(4)		126
_____________
(1)Net (Loss) Income and EPS. Third quarter 2024 Net (Loss) and EPS include an after-tax non-cash goodwill impairment charge of approximately $1.0 billion (approximately $1.1 billion pre-tax), or $8.16 per share. In addition, third quarter 2024 includes a tax expense charge of $161 million, or $1.29 per share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. This adjustment was excluded due to its unique nature and significant impact which is not considered part of our core operations.
(2)Refer to Adjusted Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(4)Common shares outstanding at September 30, 2024, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the third quarter 2024. Excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the third quarter 2024 and 2023, respectively.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended September 30,
	2024			2023
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(1,087)	$118	(10.9)%	$64	$15	23.4%
Goodwill impairment	1,058	43		—	—
Deferred tax asset valuation allowance(2)	—	(161)		—	—
Non-GAAP adjustments(3)	76	13		19	(9)
Adjusted(4)	$47	$13	27.7%	$83	$6	7.2%
_____________
(1)Pre-tax (loss) income and income tax expense. Third quarter 2024 Pre-Tax (Loss) includes a non-cash goodwill impairment charge of approximately $1.1 billion (approximately $1.0 billion after-tax).
(2)Refer to Adjusted Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended September 30,
	2024			2023
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(1,205)	$1,528		$49	$1,652
Income tax expense	118			15
Pre-tax (loss) income	$(1,087)	$1,528	(71.1)%	$64	$1,652	3.9%
Adjustments:
Goodwill impairment	1,058			—
Restructuring and related costs, net	56			10
Amortization of intangible assets	10			12
Other expenses, net (2)	43			(18)
Adjusted	$80	$1,528	5.2%	$68	$1,652	4.1%
_____________
(1) Net (Loss) Income. Third quarter 2024 Net (Loss) includes an after-tax non-cash goodwill impairment charge of approximately $1.0 billion (approximately $1.1 billion pre-tax), or $8.16 per share. In addition, third quarter 2024 includes a tax expense charge of $161 million, or $1.29 per share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. This adjustment was excluded due to its unique nature and significant impact which is not considered part of our core operations.
(2) Includes non-service retirement-related costs.
Free Cash Flow reconciliation

	Three Months Ended September 30,
(in millions)	2024	2023
Reported(1)	$116	$124
Less: capital expenditures	9	12
Free Cash Flow	$107	$112
_____________
(1)Net cash provided by operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2024
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $(1,170)	~ $6,200	~ (19.0)%
Adjustments:
Goodwill impairment	1,058
Restructuring and related costs, net	110
Amortization of intangible assets	40
Other expenses, net	272
Adjusted (4)	~ $310	~ $6,200	~ 5.0%
_____________
(1)Pre-tax (loss) and Revenue
(2)Full-year revenue estimated to decline around 10% in constant currency.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the adjusted operating margin guidance of around 5.0%.

Free Cash Flow

(in millions)	FY 2024
Operating Cash Flow (1)	$490 - $540
Less: capital expenditures	40
Free Cash Flow	$450 - $500
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Basic (Loss) Earnings per Share:
Net (Loss) Income	$(1,205)	$49	$(1,300)	$59
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net (loss) income available to common shareholders	$(1,209)	$45	$(1,311)	$48
Weighted average common shares outstanding	124,344	157,132	124,149	156,914

Basic (Loss) Earnings per Share	$(9.71)	$0.29	$(10.55)	$0.31

Diluted (Loss) Earnings per Share:
Net (Loss) Income	$(1,205)	$49	$(1,300)	$59
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net (loss) income available to common shareholders	$(1,209)	$45	$(1,311)	$48
Weighted average common shares outstanding	124,344	157,132	124,149	156,914
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	1,761	—	1,305
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	124,344	158,893	124,149	158,219

Diluted (Loss) Earnings per Share	$(9.71)	$0.28	$(10.55)	$0.30

The following securities were not included in the computation of diluted (loss) earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	155	245	155	245
Restricted stock and performance shares	7,973	5,233	7,973	5,688
Convertible preferred stock	6,742	6,742	6,742	6,742
Convertible notes	19,196	—	19,196	—
Total Anti-Dilutive Securities	34,066	12,220	34,066	12,675

Dividends per Common Share	$0.25	$0.25	$0.75	$0.75

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. We have two reportable segments - Print and Other, and Xerox Financial Services (XFS) (formerly FITTLE). Our two reportable segments are determined based on the information reviewed by the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), together with the Company’s management to evaluate performance of the business and allocate resources.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Digital and IT services and software. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our XFS segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The XFS segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements and lease financing to end-user customers who purchase Xerox solutions through our indirect channels. Segment revenues primarily include financing income on sales-type leases (including month-to-month extensions) and leasing fees. Segment revenues also include gains/losses from the sale of finance receivables including commissions, fees on the sales of underlying equipment residuals, and servicing fees.